EXHIBIT 99.1

*) This is an English translation of the release issued in Japanese.

Media Relations Contact Randy Hargrove 800-331-0085	Investor Relations Contact Carol Schumacher 479-277-1498

Seiyu to Strengthen EDLP and Focus on Freshness and Convenience
- Plan calls for continued investment, while adjusting store portfolio -

Tokyo, Japan, Oct. 30, 2014 -- Seiyu GK (“Seiyu”) today announced its plan to invest in several areas of strategic focus over the next few years to allow for improved in-store customer experience and greater access to online shopping. Through these investments, Seiyu will further enhance its capability to provide customers with a better shopping experience, focused on freshness and convenience. At the same time Seiyu will steadily driving EDLC (Every Day Low Cost) and improve productivity across the company, with the objective of significantly strengthening its EDLP (Every Day Low Price) strategy.

Seiyu’s EDLP strategy has led to increasing customer recognition of low prices, and sales and profit growth over the last five years. The company saw its accelerated growth continue during the first half of this fiscal year, significantly outperforming the overall market. Performance was driven by price leadership, as well as ongoing initiatives to enhance its fresh and deli offerings, and fuel growth of its private brands and services under SEIYU.com.

Building on its strong performance, Seiyu will upgrade its overall store portfolio and close nonperforming stores that are not aligned with the company’s strategy.

Outline of the Strategic Investments:

▪	Accelerate store remodels to offer more comfortable and convenient shopping experiences:

Seiyu will accelerate remodels of existing stores, with particular focus on enhancing fresh and deli categories to provide customers with a more comfortable and convenient shopping experience and a better fresh offering. With an eye on increasing customer needs, the company plans to remodel approximately 50 stores in 2015, aiming to create a lively shopping environment where customers can enjoy quality fresh foods or do quick shopping for prepared meals. Through these remodels, the company will also improve productivity and efficiency of its store operations.

▪	Enhance capabilities to manufacture deli products and control quality of fresh foods:

Seiyu will invest in the deli manufacturing facilities of Wakana, a wholly owned subsidiary of the company, to improve overall productivity and enhance production capabilities. It will introduce more versatile cooking and processing equipment providing greater flexibly to increase and upgrade menu variety. Regarding fresh foods, the company will set up dedicated quality control (QC) facilities and teams at all distribution centers (DCs) by the end of 2015, establishing a system to implement DC-based comprehensive inspections on all major produce items. The inspection results will be shared with suppliers to pursue continuous improvement both in quality and productivity. This QC system will expand to meat and fish categories in the future.

▪	Portfolio optimization:

In order to further drive EDLC and improve profitability of its entire business, Seiyu will close approximately 30 existing nonperforming stores. The company will focus resources on driving continued strong performance in locations that are convenient for customers and allow for an improved shopping experience.

▪	Continue to expand the capacity of SEIYU.com:

In the Greater Tokyo area, where demand for online grocery home delivery is growing, Seiyu will increase its fulfillment and service capacities in the next three years. With a goal to expand the service coverage to the entire metropolitan area, the company will accelerate steps to improve productivity of its online grocery operations in order to serve rapidly growing customer needs more efficiently and cost-effectively.

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